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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

StellarOne Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911

March 23, 2009

Dear Fellow Shareholders:

You are cordially invited to attend StellarOne Corporation’s 2009 Annual Meeting of Shareholders. The meeting will be held on Tuesday, April 28, 2009, at 10:00 a.m., at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia. The accompanying notice and proxy statement describe the matters to be presented at the meeting.

Whether or not you will be able to attend the annual meeting, it is important that your shares be represented and your vote recorded. The proxy may be revoked at any time before it is voted at the annual meeting. The meeting will be followed by a reception that we invite and encourage you to attend.

We appreciate your continuing loyalty and support.

Sincerely,

William P. Heath, Jr.

Chairman of the Board of Directors

O. R. Barham, Jr.

President and Chief Executive Officer

590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, April 28, 2009

Time:	10:00 a.m., ET

Place:	Doubletree Hotel 990 Hilton Heights Road Charlottesville, Virginia 22901

The 2009 Annual Meeting of Shareholders of StellarOne Corporation (StellarOne) will be held as indicated above for the purpose of considering:

(1)	The election of four (4) director nominees to serve as Class II directors with terms expiring at the 2012 annual meeting, in each case until their successors are duly elected and qualified;

(2)	The amendment of StellarOne’s articles of incorporation to increase the number of authorized shares of common stock to 35,000,000;

(3)	The approval, in an advisory (non-binding) vote, of the executive compensation disclosed in the proxy statement; and

(4)	Such other business as may properly come before the annual meeting.

Enclosed is a proxy card, proxy statement, and the 2008 Annual Report on Form 10-K. Only holders of record of StellarOne’s common stock as of the close of business on March 13, 2009 will be entitled to notice of, and to vote at, the annual meeting or any adjournment thereof.

Please complete the proxy card and mail it in the enclosed envelope. You may also choose to vote your shares by phone or using the Internet, as explained on the proxy card. If you attend the annual meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Christine L. Lewis
Secretary

Charlottesville, Virginia

March 23, 2009

WHETHER YOU OWN A FEW SHARES OR MANY, YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD OR VOTING YOUR SHARES ELECTRONICALLY, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING.

i

STELLARONE CORPORATION

PROXY STATEMENT

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of StellarOne Corporation to be used at the 2009 Annual Meeting of Shareholders to be held on Tuesday, April 28, 2009, at 10:00 a.m., at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia. The notice of annual meeting, the proxy card, and this proxy statement are being first mailed on or about March 23, 2009, to shareholders of record of StellarOne Corporation common stock as of the close of business on March 13, 2009.

Who Can Vote

You can vote at the annual meeting if you owned shares of StellarOne common stock, par value $1.00 per share, as of the close of business on March 13, 2009 (Record Date). Each share of common stock is entitled to one vote. The number of shares outstanding on the Record Date was approximately 22,682,203. When you give StellarOne your proxy, you authorize StellarOne to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Executing Your Right to Vote

By completing and returning the enclosed proxy card in time to be voted at the annual meeting, the shares represented by it will be voted in accordance with the instructions marked on the card. Signed but unmarked proxies will be voted on all business matters as recommended by the Board of Directors. Proxies marked as abstentions and proxies for shares held in the name of a bank, broker or other nominee marked as not voted will be counted only for purposes of determining a quorum at the annual meeting.

The Board of Directors does not know of any other matters that are to come before the annual meeting except for incidental, procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters as determined by a majority of the Board of Directors.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by StellarOne. In addition to the solicitation of proxies by mail, StellarOne also may solicit proxies through its directors, officers, and employees. StellarOne also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Phone and Internet Voting

StellarOne is pleased to offer its shareholders the convenience of voting by phone and online via the Internet. Please check your proxy card for instructions. Please be aware that if you vote your shares by phone or over the Internet, you may incur costs or charges from your phone service or Internet access provider for which you are responsible.

Changing Your Vote

Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time prior to its exercise by 1) filing a written notice of revocation with Christine L. Lewis, Secretary or 2) delivering to StellarOne a duly executed proxy bearing a later date or 3) attending the annual meeting and casting a ballot in person.

Delivery of Proxy Materials for the Annual Meeting

StellarOne plans to take advantage of the householding rules of the Securities and Exchange Commission (SEC) that permit the delivery of one set of the proxy materials to shareholders who have the same address, to achieve the benefit of reduced printing and mailing costs. Shareholders residing at a shared address will continue to receive separate proxy cards. If you wish to receive a separate set of materials, please write or call as specified below and StellarOne will promptly mail it to you at no charge. If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

This proxy statement and StellarOne’s Annual Report on Form 10-K for the year ended December 31, 2008 may be viewed at: http://www.StellarOne.com under “Investor Relations,” “SEC Filings & Other Documents.”

PROPOSAL I: Election of Directors

The Board of Directors is divided into three classes of directors. In general, the term of office of only one class of directors expires in each year. Their successors are elected for terms of three years or until their successors are elected and qualified.

At the annual meeting, a total of four director nominees will be before you for election, all of whom are incumbent StellarOne directors. A plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF

THE NOMINEES NAMED BELOW AS A DIRECTOR OF STELLARONE.

Information as to Nominees and Incumbent Directors

The following table sets forth certain information about the four nominees for election. Each has given his or her consent to be nominated and has agreed to serve if elected. If any person nominated by the Board of Directors is unable to accept election, an event the Board does not anticipate, the proxies will be voted for the remaining nominees and such other person or persons as the present Board may designate. In the alternative, the Board may reduce the size of a class of directors to the number of remaining nominees, if any, for whom the proxies will be voted.

The following table also sets forth information concerning the remaining incumbent directors. Each director listed has held his or her current occupation for at least five years.

Incumbent Class II Directors – Nominees for Terms to Expire at the 2012 Annual Meeting:

Name of Director(1)	Age	Principal Occupation and Employer	Board Member Since(2)	Current Term Expires
Beverley E. Dalton	60	Owner of English Construction Company in Lynchburg, Virginia.	2002	2009

Steven D. Irvin	50	Senior Vice President and Director of Sales for Bankers Insurance LLC.	1999	2009

H. Wayne Parrish	65	Vice Chairman of the StellarOne Board.	1988	2009

Charles W. Steger	61	President of Virginia Polytechnic Institute and State University.	2000	2009

Incumbent Class III Directors – Continuing:

Lee S. Baker	58	Owner and Manager of Staunton Tractor, Inc., specializing in construction equipment sales and rental, in Staunton, Virginia.	1984	2010

O. R. Barham, Jr.	58	President and Chief Executive Officer of StellarOne Corporation.	1996	2010

William P. Heath, Jr.	64	Chairman of the StellarOne Corporation Board. Former President and Chief Executive Officer of FNB Corporation.	2003	2010

P. William Moore, Jr.	67	Chairman of Moore Brothers Co., Inc., a real estate investment and management company, located in Verona, Virginia.	2001	2010

Harold K. Neal	71	Retired. Former President and Chief Executive Officer of Bedford Bancshares, Inc., and Bedford Federal Savings Bank.	1972	2010

Jon T. Wyatt	68	President of Sign Systems, Inc., a sign fabrication, installation, and maintenance company located in Radford, Virginia.	2000	2010

Incumbent Class I Directors – Continuing:
Name of Director	Age	Principal Occupation and Employer	Board Member Since(2)	Current Term Expires
Glen C. Combs	62	Retired. Former Vice President of Acosta Sales, a sales, marketing, and service company for grocery retailers.	1987	2011

Gregory L. Fisher	59	President and Owner of Eddins Ford, Inc., an automobile dealership in Madison, Virginia.	1992	2011

Christopher M. Hallberg	59	President and Owner of Hallberg and O’Malley Financial Group, a financial services advisory firm in Fredericksburg, Virginia.	1988	2011

F. Courtney Hoge	68	Insurance and Financial Planner with New York Life.	1979	2011

Jan S. Hoover	52	President of Arehart Associates, Ltd., an accounting services and financial consulting company in Waynesboro, Virginia.	1995	2011

Raymond D. Smoot, Jr.	62	Chief Operating Officer and Secretary/Treasurer of Virginia Tech Foundation, Inc.	1998	2011

(1)

Martin F. Lightsey and Thomas F. Williams, Jr. did not stand for reelection as Class II directors. Their independent decisions in that regard were not due to any disagreement with StellarOne on any matter relating to operations, policies or practices.

(2)	The length of service of each Board member includes time as a director of any legacy holding company or bank that ultimately constituted StellarOne.

Corporate Governance and Other Matters

Codes of Conduct

The Board of Directors oversees the business affairs and strategic direction of StellarOne Corporation and StellarOne Bank (Subsidiary Bank). The Board believes that strong corporate governance practices are a critical element of doing business, and remains committed to setting a tone of the highest ethical standards and performance.

To that end, StellarOne has adopted a Code of Conduct applicable to all officers and employees that sets forth the legal and ethical standards that govern the conduct of business performed by StellarOne and the Subsidiary Bank. The Audit and Compliance Committee implements the Code of Conduct and related policies. In addition, the Audit Committee has approved a Code of Ethics that, along with the Code of Conduct, applies to the Chief Executive Officer, the Chief Financial Officer, and the Chief Operating Officer. Finally, the Governance and Nominating Committee oversees a Director’s Code of Professional Conduct applicable to all directors of StellarOne and the Subsidiary Bank. These governing documents comply with the standards for codes of ethics established pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing standards of the NASDAQ Stock Market.

More information about corporate governance, including the Code of Conduct, the Code of Ethics, the Director’s Code of Professional Conduct, and Board Committee charters, may be found on StellarOne’s investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

Certain Relationships and Related Transactions

All directors and employees who have or whose immediate family members have any direct or indirect financial or other participation in any business that competes with, supplies goods or services to or is a customer of StellarOne or the Subsidiary Bank, are required to disclose such relationship prior to transacting such business. StellarOne directors and employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if a director’s or employee’s interest in such business could influence decisions relative to StellarOne’s business or have the potential to adversely affect that business or the objective performance of the director’s function or employee’s work.

As of December 31, 2008, borrowings from StellarOne and the Subsidiary Bank by all policy-making officers, directors, their immediate families, and affiliated companies in which they are shareholders amounted to approximately $15 million. This amount represented 3.8% of total equity capital and .5% of total assets as of December 31, 2008. These loans were made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve greater than normal risks of collectability. StellarOne expects to have similar banking transactions with directors, officers, principal shareholders and their associates in the future.

During 2008, StellarOne paid $6,650 to Mr. Parrish for appraisal services he provided and $4,638 for legal services to a law firm in which Mr. Williams is a partner. See “Personnel and Compensation Committee Interlocks and Insider Participation” for information relating to Mr. Williams’ relationship to StellarOne.

Director Independence

The Board of Directors has affirmatively determined that all directors other than Messrs. Barham and Heath are independent under the listing standards of the NASDAQ Stock Market. Those independent directors are: Lee. S. Baker, Glen C. Combs, Beverley E. Dalton, Gregory L. Fisher, Christopher M. Hallberg, F. Courtney Hoge, Jan S. Hoover, Steven D. Irvin, P. William Moore, Jr., Harold K. Neal, H. Wayne Parrish, Raymond D. Smoot, Jr., Charles W. Steger, and Jon T. Wyatt.

The Board of Directors complies with or exceeds the independence requirements for the Board and Board Committees established by the NASDAQ Stock Market and federal securities and banking laws. In making its determination of independence, the Board of Directors did not consider any transaction, relationship or arrangement that is not included in the section of this proxy statement entitled “Transactions and Relationships with Management.”

Board Committees

The Board of Directors has the following standing committees: Audit and Compliance, Executive, Governance and Nominating, and Personnel and Compensation. The functions, composition, and number of meetings of these committees in 2008 are set forth below.

Audit and Compliance Committee

The Audit and Compliance Committee is appointed by the Board to assist in monitoring the integrity of the financial statements and of financial reporting. The purpose of the committee is to monitor the proper operation of internal and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements, the performance of the internal audit function, and the independence, qualifications, and performance of the independent registered public accountants. The committee also prepares the annual report required by the SEC’s proxy rules, which accompanies this proxy statement.

The Board has determined that the members of the committee meet all applicable requirements of the NASDAQ Stock Market and federal securities and banking laws for independence and for financial, accounting or related expertise. The Board has also determined that Ms. Hoover, Vice Chair of the Audit and Compliance Committee, is a “financial expert” as defined by the regulations of the SEC.

The Audit and Compliance Committee operates according to a written charter adopted by the Board, which is available on our investor relations website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.” The committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.

Executive Committee

The Executive Committee is appointed by the Board to handle strategic and operational responsibilities that may be delegated by the Board from time to time.

Governance and Nominating Committee

The Governance and Nominating Committee operates according to a written charter which was adopted by the Board and is reviewed annually. A copy of the Governance and Nominating Committee charter is available on our website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

The Governance and Nominating Committee is responsible for selecting individuals to recommend to the Board for nomination as directors. The committee identifies director nominees through a combination of referrals, from management, existing Board members and shareholders, and direct solicitations, where warranted. Once a potential candidate has been identified, the committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. If the committee believes it to be appropriate, committee members may meet with the proposed nominee before making a final determination whether to recommend the individual to the entire Board for nomination to stand for election to the Board.

Among the factors that the committee considers when evaluating proposed nominees are their independence, financial literacy, business experience, character, judgment, and strategic vision. Other considerations include experience in capital markets and mergers and acquisitions. The committee may request references and additional information from a candidate prior to reaching a conclusion.

Shareholder Nominees

While there are no formal procedures for shareholders to submit director recommendations, the Governance and Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Governance and Nominating Committee of the Board of Directors, StellarOne Corporation, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911 and must be received by November 23, 2009 in order to be considered by the Governance and Nominating Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Governance and Nominating Committee based on the qualifications described above. The committee is under no obligation to formally respond to recommendations although, as a matter of practice, every effort is made to do so. The Governance and Nominating Committee received no shareholder nominations of directors for the 2009 Annual Meeting of Shareholders.

In addition, in accordance with the StellarOne Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if the shareholder gives written notice of his or her intent to make such nomination either by personal delivery or mail to the Secretary of StellarOne Corporation no less than 120 days prior to the first anniversary of the initial notice given to shareholders of record for the previous annual meeting. If the annual meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice shall be required to be given not less than 90 days nor more than 120 days prior to the date set for such meeting of shareholders.

Each notice of a shareholder’s intention to make a nomination must set forth (a) the name and address of the shareholder who intends to make the nomination, and the name and address of the person to be nominated; (b) a representation that the shareholder is the owner of StellarOne Corporation stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee for director and any other person(s) pursuant to the nomination; (d) such other information regarding the nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (e) the written consent of each nominee to serve as a director if so elected. These requirements are more fully described in Article III, Section 16 of StellarOne Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing requirements.

Personnel and Compensation Committee

The Personnel and Compensation Committee operates according to a written charter that was adopted by the Board and is reviewed annually. A copy of the Personnel and Compensation Committee charter is available on our website at http://www.StellarOne.com under “Investor Relations,” “Governance Documents.”

The committee is comprised of members who satisfy the independence requirements of the NASDAQ Stock Market applicable to compensation committees. The committee (1) reviews compensation plans, policies, and programs for StellarOne and the Subsidiary Bank, (2) evaluates and makes recommendations to the Board regarding compensation of the Chief Executive Officer and other executive officers, and (3) evaluates and makes recommendations regarding the compensation of StellarOne and Subsidiary Bank directors, including their compensation for services on board committees. The committee also assists in preparing the annual report required by the SEC’s proxy rules, which accompanies this proxy statement.

Personnel and Compensation Committee Interlocks and Insider Participation

No member of the Board’s Personnel and Compensation Committee serves or has served as an officer or employee of StellarOne or the Subsidiary Bank. No member of the Board’s Personnel and Compensation Committee has participated in StellarOne’s employee benefit plans or was at any time within one year prior to his appointment eligible to participate in such plans. During 2007, StellarOne paid $7,219 for legal services to the firm of Franklin, Williams and Cowan, of which Mr. Williams is a partner.

2008 Board Committees

Name of Director	Audit and Compliance	Executive	Governance and Nominating	Personnel and Compensation
Lee S. Baker			X

O. R. Barham, Jr.		X

Glen C. Combs				X

Beverley E. Dalton			X*	X

Gregory L. Fisher	X*

Christopher M. Hallberg		X		X

William P. Heath, Jr.		X

F. Courtney Hoge	X

Jan S. Hoover	X

Steven D. Irvin				X

Martin F. Lightsey				X

P. William Moore, Jr.	X

Harold K. Neal			X

H. Wayne Parrish				X*

Raymond D. Smoot, Jr.(1)

Charles W. Steger		X

Thomas F. Williams, Jr.			X

Jon T. Wyatt		X*

Number of Meetings - Fiscal 2008	4	3	2	12

X = Committee member; * = Committee chair

(1)

Raymond D. Smoot, Jr., serves as Chairman of the Board of the Subsidiary Bank. As such, he also serves as a member ex officio of all Subsidiary Bank Board Committees. He does not currently serve on any StellarOne Corporation Board Committees.

Executive Sessions

Regularly scheduled executive sessions of the independent directors are held at least three times a year. One such meeting is a special executive session meeting, while the other two will convene as part of a regular monthly board meeting. Any independent director can request that an additional executive session be scheduled.

Director Attendance at Meetings

It is the belief of the Board that directors should attend all scheduled Board and committee meetings (in person or by means of an electronic conference arrangement), as well as the annual meetings of shareholders. It is Board policy that directors must attend at least 75% of scheduled Board and committee meetings to be candidates for re-nomination, although the Governance and Nominating Committee may make exceptions to this requirement for extenuating circumstances. In 2008, the Board held 14 meetings. The numbers of committee meetings in 2008 are reflected in the table above. Each director attended at least 75% of the meetings of the Board and the meetings of the committees on which he or she served in 2008.

Director Compensation

Non-employee directors of StellarOne Corporation generally receive an annual cash retainer of $18,000. However, Dr. Smoot receives an annual cash retainer of $30,000 because of his dual service as a director of StellarOne Corporation and chair of the Subsidiary Bank Board of Directors.

Non-employee directors receive an annual restricted stock award in the amount of $12,000 and are eligible to receive stock options under StellarOne’s Stock Incentive Plan. No stock options were awarded to non-employee directors in 2008.

Committee chairs receive $1,000 for in-person attendance at committee meetings and $600 for attendance by means of an electronic conference arrangement. The committee member attendance fee is $500 for in-person attendance and $300 for attendance by means of an electronic conference arrangement.

StellarOne has a nonqualified Directors Deferred Compensation Plan. This plan allows for the deferral of pre-tax income associated with the payment of cash director fees. Directors may elect to defer all or a portion of their annual director fees under this plan. If so elected, monthly board fees are contributed directly to a trust with various investment options, and are held until such time as the director is entitled to receive a distribution.

The following table provides compensation information for the year ended December 31, 2008 for each non-employee director.

Director Compensation for 2008

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	Total ($)
Lee S. Baker	20,875	7,016	—	27,891

Glen C. Combs (2)	18,975	7,016	—	25,991

Beverley E. Dalton (2)	19,600	7,016	—	26,616

Gregory L. Fisher	23,125	7,016	—	30,141

Christopher M. Hallberg	24,525	7,016	—	31,541

F. Courtney Hoge (2)	16,675	7,016	—	23,691

Jan S. Hoover	20,875	7,016	—	27,891

Steven D. Irvin (2)	19,000	7,016	—	26,016

Martin F. Lightsey	24,175	7,016	—	31,191

P. William Moore, Jr.	20,625	7,016	—	27,641

Harold K. Neal (2)	15,500	7,016	—	22,516

H. Wayne Parrish	3,375	7,016	25,312	35,703

Raymond D. Smoot, Jr. (2)	24,800	7,016	—	31,816

Charles W. Steger (2)	16,600	7,016	—	23,616

Thomas F. Williams, Jr.	21,000	7,016	—	28,015

Jon T. Wyatt (2)	17,100	7,016	2,500	26,616

(1)	Compensation for the Chairman of the Board and for the Chief Executive Officer is included in the Summary Compensation Table on page 18.
(2)

Includes compensation for service as a director beginning March 1, 2008, following the merger of FNB Corporation with and into Virginia Financial Group, Inc. (Merger), with Virginia Financial Group, Inc. as the surviving corporation, changing its name to StellarOne Corporation.

(3)

The directors were awarded 754 shares of restricted stock that vest in May 2009. The value reported consists of compensation expense recognized for financial statement reporting purposes in accordance with FAS 123(R) and cash dividends paid on those restricted shares.

(4)	Changes in values under the nonqualified Directors Deferred Compensation Plan previously described.

Communication with the Board

Individuals may communicate with the Board of Directors by submitting an email to the Director of Internal Audit, who reports directly to the Board, at THarrison@StellarOne.com. The Director of Internal Audit, at his/her discretion, will forward communications to the Board (or director thereof), a specific committee or to management. A log of communications is maintained by the Director of Internal Audit, and the log is reviewed by the Audit and Compliance Committee of the Board on a regular basis.

Stock Ownership of Directors and Executive Officers

The following table sets forth certain information as of March 13, 2009 about the shares of common stock beneficially owned by each director and director nominee, by all directors and executive officers of StellarOne as a group, and by the following executive officers of StellarOne Corporation and the Subsidiary Bank: William P. Heath, Jr., O. R. Barham, Jr., Litz H. Van Dyke, Jeffrey W. Farrar, and Gregory W. Feldmann (Named Executive Officers). To the company’s knowledge, no shareholder of StellarOne Corporation owns more than 5% of StellarOne’s outstanding common stock.

	Number of Shares Owned (excluding options and restricted stock) (1) (2)		Shares of Restricted Stock	Number of Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total	Percentage of Common Stock Outstanding (*less than 1%)
Lee S. Baker	31,734	(4)	754	0	32,488	*
O. R. Barham, Jr.	0		0	91,708	91,708	*
Glen C. Combs	32,979	(5)	754	3,285	37,018	*
Beverley E. Dalton	2,994		754	7,089	10,837	*
Jeffrey W. Farrar	8,684		0	37,919	46,573	*
Gregory W. Feldmann	4,807	(6)	0	3,114	7,921	*
Gregory L. Fisher	5,074	(7)	754	0	5,828	*
Christopher M. Hallberg	18,113		754	0	18,867	*
William P. Heath, Jr.	9,661	(8)	0	11,887	21,548	*
F. Courtney Hoge	33,362		754	3,804	37,920	*
Jan S. Hoover	1,454		754	0	2,208	*
Steven D. Irvin	17,232	(9)	754	18,009	35,995	*
Martin F. Lightsey	5,075		754	0	5,829	*
P. William Moore, Jr.	15,384	(10)(11)	754	0	16,138	*
Harold K. Neal	118,895	(12)	754	3,285	122,934	*
H. Wayne Parrish	24,197		754	0	24,951	*
Raymond D. Smoot, Jr.	11,111		754	11,178	23,043	*
Charles W. Steger	4,087		754	12,969	17,810	*
Litz H. Van Dyke	19,525		0	28,106	47,631	*
Thomas F. Williams, Jr.	21,205	(13)	754	0	21,959	*
Jon T. Wyatt	51,373	(14)	754	12,969	65,096	*

All directors and executive officers as a group (21 persons)	436,946		12,064	245,322	694,302	3.03%

(1)

Under SEC rules, an individual is considered to “beneficially own” any share of common stock for which he or she, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (which includes the power to vote or to direct the voting of such security) and/or investment power (which includes the power to dispose of or to direct the disposition of such security).

(2)	Only whole shares are included in the table. Fractional shares that may arise from dividend reinvestment plan participation are not shown.
(3)	Includes stock options exercisable on the record date and within 60 days thereafter.
(4)	Includes 25,788 shares registered in the name of Staunton Tractor, Inc., which is owned by Mr. Baker.
(5)	Includes 10,039 shares held by Mr. Combs’ spouse in an individual retirement account (IRA).
(6)

Includes 269 shares allocated to Mr. Feldmann pursuant to the Employee Stock Ownership Plan (ESOP). Participants in the ESOP have shared voting power and no investment power (other than in accordance with the diversification rules of the ESOP) over the shares held in the ESOP. Does not include ESOP shares that have not yet been allocated for 2008.

(7)	Includes 150 shares registered in Mr. Fisher’s spouse’s name, as to which Mr. Fisher disclaims beneficial ownership.
(8)	Includes 444 shares held by Mr. Heath’s spouse, and 821 shares allocated to Mr. Heath pursuant to the ESOP. Does not include ESOP shares that have not yet been allocated for 2008.
(9)	Includes 1,157 shares held by Mr. Irvin’s spouse in an IRA and 416 shares held for the benefit of Mr. Irvin’s son in accordance with the Virginia Uniform Transfer to Minors Act.
(10)

Includes 1,200 shares registered in Mr. Moore’s spouse’s name, as to which shares Mr. Moore disclaims beneficial ownership, and 5,250 shares registered in the name of Moore Brothers Company Incorporated, of which Mr. Moore is President.

(11)

Mr. Moore is a trustee of P. W. Moore Trust U/A, which owns 2% of the voting common stock and 100% of the nonvoting common stock of Mocomp, Inc. (Mocomp), which, in turn, owns 191,925 shares of StellarOne’s common stock. Mr. Moore also is one of five directors of Mocomp. Mr. Moore refrains from voting as a Mocomp director on any matter relating to StellarOne. Mr. Moore disclaims beneficial ownership of the shares of StellarOne common stock held directly by Mocomp and indirectly by P. W. Moore Trust U/A, and none of those shares are reflected in this table.

(12)	Includes 4,060 shares held by Mr. Neal’s spouse in an IRA.
(13)	Includes 1,659 shares registered in the name of Investors Ten Partnership, of which Mr. Williams is a general partner, and as to which shares Mr. Williams disclaims beneficial ownership.
(14)	Includes 18,837 shares held by Mr. Wyatt’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, directors and executive officers are required to file reports with the SEC indicating their holdings of and transactions in StellarOne’s equity securities. Based solely on a review of the copies of such reports and written representations that no other reports were required, the company believes that its directors and executive officers complied with all filing requirements under Section 16(a) during its fiscal year ended December 31, 2008, with the following exception: on February 4, 2009, P. William Moore, Jr. filed a Form 5 that included two transactions in the dividend reinvestment plan that should have been reported on Form 4 in November and December 2008.

Securities Trading Policy

StellarOne’s policy against insider trading (Policy Statement) applies to all employees as it relates to the use of material inside information to trade in StellarOne stock. The Policy Statement covers all persons required to file Section 16 reports with respect to their transactions in StellarOne stock, as well as all senior officers and Subsidiary Bank directors (Covered Persons). Covered Persons are also responsible for ensuring that their spouses and other family members residing in their households also adhere to the requirements of the Policy Statement.

Under the terms of the Policy Statement, Covered Persons who are aware of any material non-public information regarding StellarOne or any other company shall not trade directly or indirectly in those securities or disclose information to other persons likely to trade in those securities. Covered Persons must also refrain from recommending the purchase or sale of StellarOne securities while in possession of material non-public information, and from knowingly assisting anyone who is engaged in any of the activities prohibited by the Policy Statement.

PROPOSAL II: Amendment of StellarOne Corporation’s Articles of Incorporation to Increase the

Number of Authorized Shares of Common Stock

At the annual meeting, shareholders are being asked to approve the amendment of StellarOne’s articles of incorporation to increase the number of authorized shares of common stock from 25,000,000 to 35,000,000. The amendment will also have the effect of increasing the number of authorized shares of capital stock from 30,000,000 to 40,000,000. The Board of Directors is proposing the amendment to ensure that a sufficient amount of common stock is available for issuance in the future, upon action by the Board, and believes that the proposed increase in the authorized common stock is in StellarOne’s best interest.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

The Amendment

Subject to shareholder approval, the Board of Directors voted unanimously to amend Section 1 of Article III of StellarOne Corporation’s articles of incorporation to read, in its entirety, as follows:

Section 1. The total number of shares of capital stock that the Corporation shall have authority to issue is 40,000,000, of which 35,000,000 shares shall be shares of common stock, par value $1.00 per share (Common Stock), and 5,000,000 shares shall be shares of preferred stock, no par value per share (Preferred Stock).

Purpose of the Amendment

Section 1 of Article III of StellarOne’s articles of incorporation currently authorizes the issuance of up to 30,000,000 shares of capital stock, 25,000,000 shares of which are designated as common stock and 5,000,000 shares of which are designated as preferred stock. As of the annual meeting record date, StellarOne had approximately 22,682,203 shares of common stock issued and outstanding, options to purchase 607,191 shares of common stock issued and outstanding, 571,720 shares of common stock reserved for issuance under StellarOne’s Stock Incentive Plan, and a warrant to purchase 302,623 shares of common stock issued and outstanding. Accordingly, out of the 25,000,000 shares of common stock authorized, 24,163,737 are issued or reserved for issuance, leaving only 836,263 available shares.

If shareholders approve the proposed amendment, there will be 10,836,263 authorized, unissued, and unreserved shares of common stock available for issuance in capital raising transactions, as stock dividends or splits, in possible corporate acquisitions or other transactions, for possible future employee benefit plans or for other corporate purposes. At this time, StellarOne does not have any plans, commitments, arrangements, understandings or agreements regarding the issuance of common stock following the increase of authorized shares. However, the Board may determine that the issuance of additional stock in the future is in StellarOne’s best interest. In that event, the shares of common stock available as of the annual meeting record date could be insufficient. Therefore, the Board of Directors recommends approval of the amendment to increase the number of shares of authorized common stock, in order to afford flexibility in acting upon transactions that the Board believes to be of benefit to StellarOne and its shareholders.

Authorized, unissued, and unreserved capital stock may be issued from time to time for any proper purpose without further action by shareholders except as required by the articles of incorporation and applicable law. Each share of common stock authorized has the same rights as, and is identical in all respects to, each other share of common stock.

The newly authorized shares of common stock will not affect the rights, such as voting and liquidation rights, of the shares of common stock currently outstanding. Shareholders will not have preemptive rights to purchase any subsequently issued shares of common stock except as the Board of Directors may specifically authorize in connection with a specific offering of shares.

The ability of the Board of Directors to issue additional shares of capital stock without additional shareholder approval may be considered to have an anti-takeover effect, since unissued and unreserved shares of capital stock could be issued by the Board in circumstances that may have the effect of deterring takeover bids. The Board does not intend to issue any additional shares of capital stock except on terms that it deems to be in the best interest of StellarOne and its shareholders.

Compensation Discussion and Analysis

Overview

The Compensation Discussion and Analysis section describes StellarOne’s philosophy, objectives, processes, and reasons for decisions regarding executive compensation in 2008 and going forward into 2009. For the purposes of this discussion, the information provided is for the Named Executive Officers: StellarOne’s Chairman of the Board, President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, and the President and Chief Executive Officer of the Subsidiary Bank (Subsidiary Bank President and CEO). For more information regarding executive compensation, please see the section entitled “Executive Compensation” beginning on page 18 of this proxy statement.

American Recovery and Reinvestment Act of 2009 (ARRA)

On December 19, 2008, StellarOne entered into a letter agreement with the U.S. Department of the Treasury (Treasury) pursuant to which it issued 30,000 shares of its Series A preferred stock in connection with the Capital Purchase Program (CPP) under Treasury’s Troubled Asset Relief Program (TARP). In accordance with the terms of the letter agreement, StellarOne and the Named Executive Officers amended certain employment agreements and benefit plans and arrangements to the extent necessary to be in compliance with the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008 (EESA) as implemented by any guidance or regulation under Section 111(b) of EESA that was issued and in effect as of the closing date of the transaction.

Section 7001 of ARRA amends section 111 of EESA to provide that TARP participants are subject to the “standards established by the Secretary” and directs the Secretary to “require each TARP recipient to meet appropriate standards for executive compensation and corporate governance.” These standards have not been clarified by Treasury as of the printing of this proxy statement. Therefore, throughout the discussion regarding 2009 compensation, there will be several references to the Board not yet approving incentive plans. There will also be references to the severance provisions of the Named Executive Officers’ employment agreements being reviewed and potentially not in effect while StellarOne has outstanding obligations under TARP.

General Philosophy

StellarOne’s philosophy on compensation is to pay for performance that supports the company’s business strategies. StellarOne balances the need to recruit and retain executives that can meet and exceed business goals with the need to motivate and reward short and long-term performance that is in the best interest of the shareholders. This is accomplished by short-term at-risk cash incentive pay tied to annual financial performance measures, and long-term equity pay programs that are aligned with overall company strategy and long-term stock appreciation. StellarOne also targets base salary and benefit programs at competitive market compensation levels that enable the company to attract and retain executive management. Targets for salary, bonus, and equity are reviewed and set as appropriate for each Named Executive Officer.

Compensation Decision Process

The process by which the Personnel and Compensation Committee (Committee) makes specific decisions relating to executive compensation includes consideration of the above philosophy, the performance of the company compared to peers and industry standards, success in attaining annual and long-term goals and objectives, management of compensation expense, executive officer potential, and individual performance, experience, and contributions.

StellarOne and the Committee also consider federal laws such as ARRA referenced above, and the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. The Committee has considered the impact of the Statement of Financial Accounting Standard No. 123 (R), “Share-Based Payment,” on its use of equity-based awards.

Roles of the Personnel and Compensation Committee and Management

The Personnel and Compensation Committee of the Board of Directors approved the compensation of all executive officers, including the Named Executive Officers, for 2008. The Committee reviews the performance and compensation of the Chief Executive Officer and requests the Chief Executive Officer review and report to the Committee on the performance and compensation of the other Named Executive Officers.

Because StellarOne currently is a CPP participant, EESA, as amended by ARRA, requires the Committee to oversee a process that ensures that incentive plans do not encourage “unnecessary and excessive risk-taking.” This process includes designating a Senior Risk Officer (SRO) to review the company’s compensation plans, and a meeting with the SRO at least semiannually to discuss and evaluate employee compensation plans, in light of an assessment of risk posed to StellarOne for such plans.

With respect to equity compensation awarded to those other than the Named Executive Officers, the Personnel and Compensation Committee grants restricted stock and stock options based upon the recommendation of the Chief Executive Officer. With respect to employment and change-in-control agreements, the Committee has authorized the Chief Executive Officer to execute such agreements within the defined parameters that the Committee approved based on the individual position with StellarOne.

With respect to incentive plans for those employees other than the Named Executive Officers, the Committee has delegated the development of those plans to the Chief Executive Officer; however the Committee reviews information regarding the plans. With respect to StellarOne’s qualified retirement plans available to employees, the Committee reviews recommendations from management in collaboration with outside advisors. The Committee recommends actions to the Board on changes in these qualified plans. These plans include the 401(k) defined contribution plans, the defined benefit pension plan, and the employee stock ownership plan.

The Chief Executive Officer is responsible for the development of StellarOne’s strategic plan and annual business plan, which are reviewed and approved by the Board of Directors. The Chief Executive Officer conducts a self-assessment, which is reviewed annually by the Personnel and Compensation Committee and the Board. The Chief Executive Officer provides performance assessments of the Chief Operating Officer, Chief Financial Officer, and the Subsidiary Bank President and CEO to the Committee, and makes compensation recommendations. The Board of Directors assesses the performance and compensation of the Chairman.

The Committee and Chief Human Capital Officer, in collaboration with external consultants, develop proposals related to potential changes in executive compensation programs for review and approval by the Board of Directors. The Committee generally reviews the proposals with management for their input. The Chief Executive Officer and the Chief Human Capital Officer also present general employee information related to compensation and benefits programs and succession planning to the Committee. Generally, compensation plans that do not include the Named Executive Officers as participants are not presented for approval, and are only presented for informational purposes. The Chief Executive Officer, the Chief Human Capital Officer, and the external compensation consultant provide the Committee with data on StellarOne’s operations necessary to evaluate and implement compensation proposals and programs.

Role of the Compensation Consultant

On an annual basis, the Committee retains an independent executive compensation consultant to advise the Committee on matters relating to compensation benchmarking, staying current with regulatory and legal issues related to executive compensation, and designing appropriate compensation programs. The Committee has direct access to the consultant and control over its engagement.

In connection with the negotiations that resulted in the Merger, a joint committee of three directors each from Virginia Financial Group, Inc. (VFG) and FNB Corporation (FNB) were charged by their respective boards to develop new executive contracts and compensation parameters for the Named Executive Officers. In 2007, Mr. Larry Webber, an executive compensation consultant, advised the joint VFG-FNB committee in determining the compensation packages for the Named Executive Officers. The firm of Pearl Meyer and Partners (PM&P) was engaged in 2008 to conduct a review of competitive compensation for the Named Executive Officers and for the Board of Directors. The findings of PM&P were presented to the Committee in September 2008. Subsequently, the Committee engaged PM&P to further develop recommendations for revised short-term and long-term incentive plans. PM&P was also engaged in October 2008 by management, with the approval of the Personnel and Compensation Committee, to develop a short-term incentive plan for the company to include participants other than the Named Executive Officers.

Role of the Senior Risk Officer

The Senior Risk Officer is designated by the Personnel and Compensation Committee, after input from management. The SRO’s primary responsibility is to evaluate all employee compensation plans, programs, policies, and agreements for components that may cause unnecessary and excessive risk-taking. The SRO meets with the Personnel and Compensation Committee semiannually to discuss his findings. The Corporate Legal Officer is the SRO for 2009.

In evaluating compensation plans and arrangements for components that may cause excessive risk-taking, the SRO first receives information on the above from the external compensation consultant and the Chief Human Capital Officer. The SRO then reviews the information and collaborates with the Chief Credit Risk Officer and the Director of Internal Audit to answer questions related to performance measures with significant focus or weight in the total compensation program or policies that encourage or fail to mitigate excessive risk-taking. Once the findings are complete, they are summarized and discussed with the Committee.

Compensation Structure and Elements

StellarOne’s executive compensation program consists of four main elements of compensation: base salary, short-term incentive compensation, long-term incentive compensation, and executive benefits and perquisites. The table below shows how the elements, with the exception of benefits and perquisites, are structured as a percentage of the total compensation program in the current overall compensation structure.

	Base Salary	Short- Term Incentive Target	Long- Term Incentive Target
Chairman of the Board	74%	26%	N/A
Chief Executive Officer	60%	22%	18%
Chief Operating Officer, Chief Financial Officer, and Subsidiary Bank President/CEO	68%	19%	13%

The joint VFG-FNB committee described above engaged Mr. Webber to perform a comparative peer analysis of executive compensation for the proposed combined company, with an anticipated size for StellarOne Corporation targeted at $3.1 billion in assets. The report included a comparative peer analysis for the StellarOne executives’ base salary, and short-term incentive and long-term incentive targets. The financial institutions in the 2007 comparative peer analysis included: Community Banks, Inc., First Charter Corp., Flushing Financial Corp., Hudson Valley Holding Co., Lakeland Corporation, Inc., Partners Trust Financial Group, Inc., S&T Corporation, Inc., Sandy Spring Corporation, Sterling Financial Corp., Sun Corporation, Inc., Tompkins Trustco, Inc., TowneBank, U.S.B. Holding Co., Inc., WSFS Financial Corp., and Yardville National Corporation.

The table below displays how the companies in the peer analysis structured their compensation elements as components of total compensation. Although StellarOne’s percentage of base salary and long-term incentive compensation to overall compensation was to be higher and lower, respectively, than the peer group, the joint VFG-FNB committee determined that the company’s allocations were appropriate with the compensation philosophy of balancing the interests of the executives and other stakeholders.

	Typical Base Salary	Typical Short- Term Cash Target	Typical Long- Term Equity Target
Employee Chairman	N/A	N/A	N/A
Chief Executive Officer	47.2%	21.8%	31.0%
COO	54.7%	16.6%	28.7%
CFO	70.0%	18.6%	11.4%
Subsidiary CEO	63.6%	19.7%	16.7%

After the Merger, in June 2008, the Personnel and Compensation Committee engaged executive compensation consultant Pearl Meyer and Partners to perform a comparative peer analysis of executive officer and board compensation. This analysis covered, in detail, information on the positions of Chairman of the Board, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and the Subsidiary President and CEO. The report included recommendations to the Committee regarding the executive compensation planning process and a comparative peer analysis for each Named Executive Officer’s base salary and short- and long-term incentive compensation.

Two primary data sources were used in the analysis: a Custom Proxy Peer Group – data compiled from 23 publicly traded banks of similar asset size (between $2.3 billion and $5 billion) and region (contiguous states to StellarOne or Mid-Atlantic and Southeast); and Industry Survey Sources – data collected from two survey sources using the appropriate scope of asset size and region. The peer organizations generally recruit individuals to fill senior management positions who are similar in skills and background to those StellarOne recruits. In addition, the custom peer group had similar revenue, employee, and branch numbers. The 23 peers were: Harleysville National Corporation, Pinnacle Financial Partners, Inc., Renasant Corporation, S&T Corporation, Inc., Sun Corporation, Inc., First Financial Corporation., Sandy Spring Corporation, Republic Corporation, Inc., Bank of the Ozarks, Inc., Green Bankshares, Inc., Community Trust Corporation, Inc., Simmons First National Corporation, Security Bank Corporation, Capital City Bank Group, Inc., SCBT Financial Corporation, TowneBank, Home Bancshares, Inc., Lakeland Corporation, Inc., City Holding Company, Virginia Commerce Corporation, Inc., Seacoast Banking Corporation of Florida, First Corporation, and Union Bankshares Corporation.

On average, the companies discussed in the 2008 study conducted by PM&P provided their chief executives with base salaries of approximately 51% of overall compensation, short-term cash incentive opportunities of approximately 23% of overall compensation and long-term equity compensation of approximately 26% of overall compensation. While, in general, StellarOne’s short-term and long-term compensation targets are lower than the peer group average, the Committee has not made a recommendation to the Board to adjust those compensation components so that they mirror the peer group average.

The following summaries explain the role of each compensation element, how decisions were made on each element, and the determinations of the Committee on the 2008 and 2009 total compensation of the Named Executive Officers.

Base Salary

StellarOne strives to provide executive management with base salaries that are reasonably competitive with respect to the position, as identified in compensation surveys conducted by external consultants. Because the company values pay for performance, base salary levels beyond the minimums may be approved subject to documented levels of performance that clearly justify salaries that exceed the market. Actual salaries should reflect performance, contribution, and experience in the role.

The joint VFG-FNB committee described above used five primary factors in its 2007 evaluation of what recommendations to make to the VFG and FNB boards in establishing the 2008 salaries of the Named Executive Officers:

•	Competitive information provided by the consultant, Mr. Webber, for banking and financial services organizations with similar characteristics, performance and size (e.g. around $3 billion in assets)

•	The anticipated job responsibilities of the executive officers and the matching of those responsibilities with peer data.

•	The executive officers’ then current salaries and the gaps between those salaries and the established competitive ranges.

•	The anticipated “reasonableness” of the salary increases/compensation packages in the eyes of shareholders, Boards of Directors, and other stakeholders.

•

The fact that StellarOne would be a new entity and, with the achievement of desired levels of corporate and individual performance, the officers would be afforded opportunities to have their compensation levels brought fully into a competitive position with peer organizations, as well as having ample ways in which incentive/at-risk compensation could be rewarded.

The analysis for chief executive officer base salaries in the 2006 peer group indicated a range of $418,500 minimum, $465,000 midpoint, and $511,500 maximum. For StellarOne’s Chief Executive Officer, it was concluded that a 2008 base salary of $390,000 was appropriate, which was an increase from the 2007 salary of $342,000.

Similarly, for the Chief Operating Officer, it was concluded that a base salary of $225,000 was appropriate for 2008. This was based on the peer data of chief operating officer base salaries that indicated a range of $229,500 minimum, $255,000 midpoint, and $280,000 maximum. For StellarOne’s Chief Financial Officer, it was determined that a base salary of $205,000 was appropriate for 2008. The 2006 peer data showed a base salary for chief financial officers in the range of $208,800 minimum, $232,000 midpoint and $255,200 maximum. The base salary for the Subsidiary Bank President and CEO was set at $225,000 for 2008. This was based on salary data for similar positions in the 2006 peer group that provided a range of $211,500 minimum, $235,000 midpoint, and $258,500 maximum.

The Chairman’s 2008 salary was established at $325,000. The salary was based on available data by which to establish a similar peer salary range for an employee chairman who is not also the chief executive officer. The joint VFG-FNB committee determined the 2008 base salary on the internal value of the position and its duties, and the need to retain the former FNB chief executive officer in the new company to complete a merger of equals with equal representation from management.

The salaries provided in the 2007 Webber analysis for the Named Executive Officers (other than the Chairman) were higher than the salaries that were approved by the joint committee. The committee discussed the need to balance the combined company’s interest in paying competitive market compensation, considering the new company’s size, with the interests of shareholders. The executive officers were told that there would be a commitment to revisiting the market compensation in the new peer group and that, if the review again showed a higher base salary compensation level and if performance met expectations for the size of the new entity, increases would be recommended as appropriate.

The 2008 PM&P peer group study showed that the base salaries of all the Named Executive Officers were competitive with the market. The market or median base salary for a chief executive officer was $403,000. In considering the Chief Executive Officer’s base salary for 2009, the Committee concluded that the 2008 salary of $390,000 remained appropriate and there would be no need for increase.

Similarly, the Committee determined that no salary increases were warranted for the Chief Operating Officer, Chief Financial Officer, and Subsidiary Bank President and CEO. The PM&P study showed market base salaries of $230,000, $209,000, and $228,000, respectively. Therefore, the 2009 base salaries for such executives remain at $225,000, $205,000, and $225,000, respectively. The Committee determined to maintain the Chairman’s salary at $325,000.

Short-Term Incentive Compensation

During 2008, each of the Named Executive Officers participated in a short-term incentive plan that was based on certain indicators relative to a peer group. The plan was designed to pay a cash award as a percentage of base salary, based on StellarOne’s aggregate performance with respect to the indicators as compared to the peer group. The performance indicators in 2008 were:

•	Earnings per Share (EPS) Growth

•	Balance Sheet Growth

•	Credit Quality

•	Annual Stock Performance

In addition, there was a Regulatory Exam component to the plan that was not in the peer comparison.

The plan was approved on April 17, 2008 and modified on January 26, 2009 by the Personnel and Compensation Committee, so as to begin with the second quarter results through the fourth quarter results, as StellarOne was not an entity during the entire first quarter of 2008. The EPS Growth and Balance Sheet Growth components accounted for 35% each of the total award calculation, and the other three components were weighted at 10% each. The target performance level to earn the full weighting of a performance indicator was a ranking of sixth or higher out of 13. The Regulatory Exam component was pass or fail and not relative to peers.

The peer group for the incentive plan included Bank of the Ozarks, Inc., Capital City Bank Group, Inc., Green Bankshares, Inc., Harleysville National Corporation, Lakeland Corporation, Inc., Renasant Corporation, S&T Corporation, Sandy Spring Corporation, Inc., SCBT Financial Corporation, Simmons First National Corporation, Sun Corporation, Inc., and Union Bankshares Corporation.

All of the Named Executive Officers were included in the plan. Mr. Barham’s target award for 2008 was $136,500 if he met 100% of the objectives of the plan. Mr. Heath would receive $113,750 at 100% of the goal, and Messrs. Van Dyke and Feldmann’s awards were targeted at $63,000 each. Mr. Farrar’s target award was $61,500.

The performance indicator results compared to peers, based on fourth quarter 2008 earnings releases, show that StellarOne was twelfth out of thirteen (including StellarOne) for EPS Growth and Balance Sheet Growth. The Regulatory Exam component was a pass, and the rankings for Credit Quality and Annual Stock Performance were eighth and sixth, respectively.

The threshold aggregate performance to determine any payment under the plan was 20%. The 2008 aggregate performance as a percentage of the total target award was 26%. The Board approved payment of the 2008 short-term incentives in the amount of $35,490 for Mr. Barham, $29,575 for Mr. Heath, $16,380 each for Messrs. Van Dyke and Feldmann, and $14,924 for Mr. Farrar. The payments were made on March 13, 2009 and were based on the employment contracts in place prior to February 11, 2009 and the specific language in the contracts relative to the short-term incentive plan.

In September 2008, the Committee, PM&P and the executive officers began discussions on a new plan, which was developed and mutually agreed upon for 2009. The primary change in this plan from the preceding year was the comparison to absolute data on performance versus relation to peers for performance. The Board has not approved the short-term incentive plan for 2009 because of the lack of guidance from Treasury on the executive compensation restrictions of ARRA.

The Board intends to take appropriate action with respect to the payment of the awards under the 2008 plan, as well as approval of a 2009 plan, after Treasury issues guidance on the executive compensation restrictions imposed by ARRA.

Long-Term Incentive Compensation

The Named Executive Officers, with the exclusion of the Chairman, received long-term compensation in the form of nonqualified stock options granted on March 28, 2008. The value of the targeted amount of equity for Mr. Barham was $117,000, for Messrs. Van Dyke and Feldmann was $45,000 each, and for Mr. Farrar was $41,000.

The model for the grants was based on what the Committee determined to be the appropriate strike price, an appropriate risk and reward curve, a targeted annual earnings growth rate of 10% and the assumption that StellarOne’s stock price follows earnings growth. The grant of 40,484 nonqualified stock options made to the Chief Executive Officer in March 2008 was based on a 20-day average closing price of StellarOne’s common stock of $16.64 for the period of February 28, 2008 through March 27, 2008. The grant had a $19.29 strike price and a $23.24 target price for a total targeted intrinsic value of $163,960. The Chief Operating Officer and Subsidiary Bank President and CEO were granted 15,571 nonqualified stock options each at a total targeted intrinsic value of $63,063, and the Chief Financial Officer was granted 14,187 nonqualified stock options at a total targeted intrinsic value of $40,966, all based on the same methodology and strike price.

To deliver the desired targeted amount of equity, the Committee determined the total targeted intrinsic value that the executive would receive at the end of the performance period if the desired growth rate is achieved. This total targeted intrinsic value or total option gain and compensation that the company wants to provide is based on the targeted equity compensation as a percentage of base salary and of overall total compensation. The Committee then determined a desired targeted growth rate, which is 7%, and a hurdle rate, which is the stock price growth rate that must be exceeded before the options generate any intrinsic value, which is 3%. The Committee then set a performance period, which is 5 years, and a share price at grant. For 2008, the share price at grant was approved as a price equal to the 20-day average closing price of the company’s common stock from February 28, 2008 to March 27, 2008.

The total intrinsic value of the awards for the Chief Executive Officer reflects the desired 30% of base salary and 18.8% of total overall compensation targeted for his long-term equity compensation. The total intrinsic value of the awards for the Chief Operating Officer, Chief Financial Officer, and Subsidiary Bank President and CEO reflects the desired 20% of their respective base salaries and 13% of their respective total overall compensation targets for long-term equity compensation.

In September 2008, the Committee, PM&P, and the executive officers began discussions on a new plan, which was developed and mutually agreed upon for 2009. The primary change in this plan from the preceding year was the use of stock options, but not using the growth model described above, and the use of restricted stock units. In addition, the proposed plan increased the long-term incentive award target to 50% from the original 30% of base salary for the Chief Executive Officer, and from 20% to 30% of base salary for the Chief Operating Officer, Chief Financial Officer, and Subsidiary Bank President and CEO. The Board has not approved the long-term incentive plan for 2009 because of the lack of guidance from Treasury on the executive compensation restrictions imposed by ARRA. Therefore, at the time of the printing of this proxy statement, no equity grants have been made to the Named Executive Officers in 2009. The Board intends to take appropriate action with respect to any equity grants in 2009 after Treasury issues guidance on the executive compensation restrictions imposed by ARRA.

StellarOne does not have a formal stock ownership requirement for its executive officers, but all of the Named Executive Officers own shares of StellarOne’s common stock. StellarOne encourages stock ownership by executives on a voluntary basis, and retains the discretion to implement a minimum ownership requirement or mandatory holding period for shares received under StellarOne’s equity compensation plan.

Perquisites and Other Benefits

StellarOne annually reviews the perquisites received by the Named Executive Officers. The primary perquisites for the Named Executive Officers are the payment of the initiation fee dues for one or more golf or social clubs (depending on geography and market responsibilities), and the personal use of a company car or monthly car allowance. StellarOne encourages the executives to belong to a golf or social club so that they have an appropriate entertainment forum for customers and appropriate interaction with their communities. In addition, the executives must travel frequently for business within the territory of the company.

The Named Executive Officers may participate in StellarOne Corporation’s nonqualified Executive Deferred Compensation Plan, which is for a select group of highly compensated and management employees. Under the terms of this plan, participants may elect to defer receipt, until termination of employment, a specified future date or retirement, of up to 50% of their base salary and up to 100% of their annual incentive compensation. Although the company does not make matching contributions to the plan, it may elect to make contributions approved by the Personnel and Compensation Committee and/or Board of Directors. In 2008, the Committee approved a contribution amount equal to 15% of base salary to the deferred compensation account for the Chief Executive Officer, pursuant to the terms of his employment agreement.

The Named Executive Officers also participate in StellarOne’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance, life insurance, relocation benefits, and discounts on StellarOne Bank products. In 2008, the Committee approved the relocation expenses incurred by the Chairman as a result of his move from Christiansburg, Virginia, where FNB was headquartered, to Charlottesville, Virginia, where StellarOne has its headquarters.

Employment Agreements and Change-in-Control Arrangements with Named Executive Officers

American Recovery and Reinvestment Act of 2009 Affect on Agreements

In connection with the closing on the TARP funds, each Named Executive Officer signed a waiver of acknowledgement that the TARP Treasury regulation in effect at such time may require modification of the compensation, bonus, incentive, and other benefits plans, policies, and agreements that StellarOne has that effect the executive’s compensation (Benefit Plans). In addition, each of the Named Executive Officers entered into a letter agreement with StellarOne amending the Benefit Plans with respect to such officer as may be necessary, during the period that Treasury owns any debt or equity securities of StellarOne acquired through the CPP, to comply with Section 111(b) of the EESA. The following summary of the contents of the agreements is based on the agreements prior to any amendment or changes made based on the executive compensation restrictions resulting from StellarOne’s participation in the TARP.

In addition, the ARRA has imposed restrictions on post-termination payments that CPP participants may provide to their executives. These restrictions may significantly modify the provisions of the agreements StellarOne has with the Named Executive Officers that relate to severance payments in the event of the officer’s termination of employment. At the time of the printing of this proxy statement, the full impact of the restrictions is still under review. Upon clarification, there may be appropriate amendments made to each contract.

Employment Agreements

Each of the Named Executive Officers has an employment agreement with StellarOne. The Committee and the Board of Directors believe that the agreements assure fair treatment of the executive in relation to his career with StellarOne by offering assurance of some financial security. The agreements also protect the shareholders by encouraging the executive to continue to apply attention to his duties without distraction in a potential merger or takeover circumstance and by helping to maintain the executive’s objectivity in considering any proposals to acquire the company.

These employment agreements have an initial term of three years for the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and Subsidiary Bank President and CEO, and are automatically renewed for an additional one year upon each anniversary unless written notice not to renew has been given by the executive or StellarOne. The Chairman of the Board has an initial term of two years, without a renewal provision. The agreements provide minimum base salaries, subject to annual review, and the right to participate in incentive compensation and benefit plans.

Other than with respect to the Chairman, if StellarOne terminates the employment of an executive without cause or an executive terminates his employment for good reason (each term as defined in the employment agreements) without a change in control, StellarOne (or its successor) would be obligated to pay the executive a lump-sum cash payment equaling his annual base salary for 18 months from the date of termination and to continue the executive’s and his family’s health care coverage benefits for 18 months from the date of termination. If StellarOne terminates the employment of the Chairman without cause or he terminates his employment for good reason, the company would be obligated to pay him a lump-sum cash payment equaling his annual base salary for a period of the shorter of 18 months or the balance of his employment term from the date of termination and to continue his and his family’s health care coverage benefits for 18 months from the date of termination. The employment agreements also provide that, upon such termination, all of the executive’s then unvested stock options and other stock awards will become immediately exercisable and fully vested. In addition, the employment agreements provide that the executives will be subject, in certain circumstances, to non-competition restrictions for a period of 18 months following the termination of employment (or, if shorter, the balance of the term set forth in the employment agreement for the Chairman) without a change in control.

In the event of a voluntary resignation, the executive officer will receive only the compensation, vested rights, and employee benefits up to the date of termination. In the event of retirement, the executive officer will receive no additional compensation under the agreement.

Change-in-Control Benefit Triggers

The employment agreements also provide for three years continued employment in the event of a change in control (as defined in the employment agreements) of StellarOne (the period for the Chairman is the balance of his employment term) and for automatic vesting of all of the executive’s then unvested stock options and other stock awards upon a change in control. If, following a change in control, StellarOne (or its successor) terminates the employment of the executive without cause or the executive terminates his employment for good reason, the company would be obligated to continue the executive’s and his family’s health care coverage benefits for an additional 36 months and to pay the executive a lump-sum cash payment equaling 2.99 times his annual base salary at the time of termination and average annual bonus for the two most recently completed years (for the Chairman, the payment multiple will be the lesser of 2.0 or the balance of his employment term, expressed in years and/or fractional part of a year, as applicable). Such payments and benefits are limited, however, to the maximum amount, if any, which can be paid without any of the payments or benefits being excess parachute payments under Code Section 280(g). In addition, the health care benefit is subject to elimination if the executive obtains comparable or greater health care benefits through subsequent employment. The executive will also be subject to non-competition restrictions for a period of 18 months following the termination of his employment (or, if shorter, the balance of the term set forth in his employment agreement for the Chairman) unless StellarOne terminates his employment without cause or he terminates his employment for good reason in a change-in-control context.

Personnel and Compensation Committee Report

The Personnel and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Personnel and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

In addition, the Personnel and Compensation Committee certifies that it has reviewed with the Senior Risk Officer the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.

The undersigned members of the Personnel and Compensation Committee have submitted this Report to the Board of Directors.

H. Wayne Parrish, Chair Glen C. Combs Beverley E. Dalton Christopher M. Hallberg Steven D. Irvin Martin F. Lightsey

Executive Compensation

Summary of Compensation Table

The following table summarizes compensation earned by or awarded to the Named Executive Officers in 2008.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4) ($)	All Other Compensation (5) ($)	Total ($)
William P. Heath, Jr. Chairman of the Board	2008	261,518	—	—	—	29,575	—	13,226	304,319

O. R. Barham, Jr. President and Chief Executive Officer	2008	381,138	—	—	222,919	35,490	19,400	76,011	734,958
	2007	342,000	—	515	91,472	51,471	22,998	61,269	569,725
	2006	330,000	—	9,690	86,047	24,256	21,204	73,529	544,726

Jeffrey W. Farrar Executive Vice President and Chief Financial Officer	2008	201,308	—	—	80,490	14,924	28,768	19,279	344,769
	2007	185,000	—	192	32,906	22,274	15,930	34,380	290,682
	2006	179,000	—	7,681	30,951	10,525	18,159	31,224	277,540

Litz H. Van Dyke Executive Vice President and Chief Operating Officer	2008	222,777	—	7,813	104,026	16,380	—	30,578	381,574
	2007	212,959	—	13,021	32,603	25,641	—	37,157	321,381
	2006	205,758	—	3,156	21,939	12,099	—	39,837	282,789

Gregory W. Feldmann President and Chief Executive Officer, Subsidiary Bank	2008	185,559	—	—	5,174	16,380	—	10,020	217,133

(1)

The amounts shown represent actual base salary earned in the respective years including any amounts that may have been deferred into the 401(k) plan or nonqualified Executive Deferred Compensation Plan. The salaries shown for Messrs. Barham, Farrar, and Van Dyke reflect an increase upon the February 28, 2008 closing of the Merger. Prior to the Merger, the annual base salaries were $342,000 for Mr. Barham, $185,000 for Mr. Farrar, and $212,959 for Mr. Van Dyke. Upon the Merger and in accordance with their employment agreements, their annual base salaries were increased to $390,000, $205,000, and $225,000, respectively. Mr. Heath’s salary reflects his appointment as Chairman upon the Merger at an annual base salary of $325,000. Mr. Feldmann became the President and Chief Executive Officer of StellarOne Corporation’s banking subsidiaries upon the Merger closing and retained that position with respect to the Subsidiary Bank when those subsidiaries consolidated in May 2008. Mr. Feldmann’s annual base salary, effective February 28, 2008 and continuing for the remainder of 2008, was $225,000.

(2)

The amounts shown represent the compensation expense for grants made during and prior to 2008 and show the required annual expense recorded over the relevant vesting periods. The annual expense for these grants is based on recording the required expense over the vesting period. Assumptions used in the calculation of these amounts are included in Note 1 to StellarOne’s audited financial statements for the year ended December 31, 2008 included in the Form 10-K filed with the SEC. Vesting occurs over a fixed period of time and is not subject to performance related acceleration. Pursuant to meeting change-in-control provisions in the VFG Stock Incentive Plan in connection with the Merger, vesting for stock option awards received prior to 2008 for Messrs. Barham, Farrar, and Van Dyke were accelerated, resulting in additional option award expense in 2008 of $209,471, $75,776, and $98,852 respectively. This compensation expense will not currently have a direct correlation to the economic benefit for the recipient given current valuations for bank stocks.

(3)

Messrs. Heath, Barham, Farrar, Van Dyke, and Feldmann participate in the executive incentive plans described in the Compensation Discussion and Analysis section beginning on page 10. Please see the Compensation Discussion and Analysis section for more information on the incentive plans.

(4)

Messrs. Barham and Farrar participate in the VFG Employee Retirement Plan (Retirement Plan) which is described in the Compensation Discussion and Analysis section. Because this plan was closed to new participants after December 31, 2002, Messrs. Heath, Van Dyke, and Feldmann do not participate in this plan as they were first employed after that date. The increase in value of Retirement Plan benefits for Messrs. Barham and Farrar are shown in the table.

(5)

The amounts shown above include company contributions to the 401(k) plans which are available to the executives named above on the same basis as to the general employee population. The amount shown for Mr. Barham includes a $58,500 company contribution to the nonqualified Executive Deferred Compensation Plan. This contribution represents 15% of Mr. Barham’s 2008 annual base salary, was made in accordance with his employment agreement, and is in lieu of his participation in any other supplemental retirement plans. Other items included in the above amounts, no single item of which exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits that each officer received, are the value of the personal use of company vehicles, auto allowance, country club dues, dividends on unvested restricted stock, and the value of life insurance coverage not generally available to other employees.

Grants of Plan-Based Awards

The following table sets forth information with respect to stock option awards granted to the Named Executive Officers for the year ended December 31, 2008. Please refer to the Summary of Compensation Table for a discussion of associated compensation expense. No awards of restricted stock were granted to the Named Executive Officers for 2008.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum
William P. Heath, Jr.	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
O. R. Barham, Jr.	N/A	N/A	N/A	N/A	N/A	40,484	19.29	91,870
Jeffrey W. Farrar	N/A	N/A	N/A	N/A	N/A	14,187	19.29	32,195
Litz H. Van Dyke	N/A	N/A	N/A	N/A	N/A	15,571	19.29	35,335
Gregory W. Feldmann	N/A	N/A	N/A	N/A	N/A	15,571	19.29	35,335

Outstanding Equity Awards at Fiscal Year End

The following table includes certain information with respect to all previously awarded unexercised options held by the Named Executive Officers at December 31, 2008. The Named Executive Officers held no unvested restricted stock awards as of that date.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William P. Heath, Jr.	11,887			16.05	6/26/2013

O. R. Barham, Jr.	15,775			9.73	3/14/2010
	10,650			21.87	12/1/2012
	8,166			19.72	4/14/2013
	6,858			23.83	1/21/2014
	12,675			30.00	10/11/2015
	23,571			28.09	3/1/2016
	21,691			31.65	1/16/2017
		40,484		19.29	10/1/2018

Jeffrey W. Farrar	8,484			9.73	3/14/2010
	3,750			21.87	12/1/2012
	2,835			19.72	4/14/2013
	2,567			23.83	1/21/2014
	4,583			30.00	10/11/2015
	8,525			28.09	3/1/2016
	7,822			31.65	1/16/2017
		14,187		19.29	10/1/2018

Litz H. Van Dyke	3,633			21.92	10/7/2014
	2,556			23.17	7/14/2015
	9,798			28.09	3/1/2016
	9,005			31.65	1/16/2017
		15,571		19.29	10/1/2018

Gregory W. Feldmann		15,571		19.29	10/1/2018

(1)	Unexercisable options expiring in 2018 vest in equal amounts on April 1, 2009, 2010, 2011, 2012, and 2013.

Option Exercises and Stock Vested

The following table provides information regarding the value realized by the Named Executive Officers with respect to options exercised and restricted stock that vested during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William P. Heath, Jr.	—	—	1,249	21,608
O. R. Barham, Jr.	5,000	25,277	—	—
Jeffrey W. Farrar	—	—	—	—
Litz H. Van Dyke	—	—	736	5,432
Gregory W. Feldmann	—	—	1,262	21,833

Pension Benefits

The following table shows the present value of accumulated benefit under the Virginia Financial Group, Inc. Employee Retirement Plan payable to the two Named Executive Officers who participate, including the number of years of service credited to each under the plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
O. R. Barham, Jr.	Virginia Financial Group, Inc. Employee Retirement Plan	16	262,908	—
Jeffrey W. Farrar	Virginia Financial Group, Inc. Employee Retirement Plan	13	124,402	—

Nonqualified Deferred Compensation

The following table summarizes the contributions and earnings for the Named Executive Officers under the nonqualified Executive Deferred Compensation Plan described in more detail in the Compensation Discussion and Analysis section beginning on page 10.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
William P. Heath, Jr.	—	—	—	—	—
O. R. Barham, Jr.	—	58,500	(5,644)	—	703,245
Jeffrey W. Farrar	—	—	13,774	—	92,255
Litz H. Van Dyke	—	—	—	—	—
Gregory W. Feldmann	—	—	—	—	—

(1)	See footnote number 5 to the Summary of Compensation Table with respect to current fiscal year contribution.

Potential Payments Upon Termination

The following table summarizes the payments to which the Named Executive Officers are entitled upon a termination of employment in different, specified circumstances under their employment agreements, the Stock Incentive Plan, and the nonqualified Employee Deferred Compensation Plan. Benefits payable under the tax-qualified Retirement Plan and 401(k) plans are not included. Calculations below assume termination on December 31, 2008.

Please refer to the Compensation Discussion and Analysis section beginning on page 10 for a discussion of the potential impact of StellarOne’s participation in TARP and requirements of the ARRA on Named Executive Officer compensation, benefits, and employment agreements, which is not reflected in the calculations below.

	Termination With No Change in Control				Termination Upon Change in Control
Benefit	Death ($)	Incapacity ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination for Cause or Resignation Without Good Reason ($)	Death ($)	Incapacity ($)	Termination Without Cause or Resignation for Good Reason ($)	Termination by Employer for Cause ($)	Employee Resignation Without Good Reason ($)
William P. Heath, Jr. Chairman of the Board
Base Salary	81,250	27,083	325,000	—	81,250	81,250	325,000	—	—
Annual Incentive	—	—	—	—	—	—	—	—	—
Early Vesting of Stock Options	—	—	—	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	7,902	—	11,988	15,804	15,804	—	—
Nonqualified Deferred Compensation	—	—	—	—	—	—	—	—	—
Total Value	81,250	27,083	332,902	—	93,238	97,054	340,804	—	—

O. R. Barham, Jr. President and CEO
Base Salary	97,500	32,500	585,000	—	97,500	97,500	1,166,100	—	—
Annual Incentive	—	—	—	—	—	—	76,949	—	—
Early Vesting of Stock Options (1)	—	—	—	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	9,234	—	15,156	18,468	18,468	—	—
Nonqualified Deferred Compensation	703,245	—	703,245	—	703,245	703,245	703,245	703,245	703,245
Total Value	800,745	32,500	1,297,479	—	815,901	819,213	1,964,762	703,245	703,245

Jeffrey W. Farrar Executive Vice President and CFO
Base Salary	51,250	17,083	307,500	—	51,250	51,250	612,950	—	—
Annual Incentive	—	—	—	—	—	—	33,300	—	—
Early Vesting of Stock Options (1)	—	—	—	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	9,234	—	15,156	18,468	18,468	—	—
Nonqualified Deferred Compensation	92,255	—	92,255	—	92,255	—	92,255	92,255	92,255
Total Value	143,505	17,083	408,989	—	158,661	69,718	756,973	92,255	92,255

Litz H. Van Dyke Executive Vice President and COO
Base Salary	56,250	18,750	337,500	—	56,250	56,250	672,750	—	—
Annual Incentive	—	—	—	—	—	—	38,333	—	—
Early Vesting of Stock Options (1)	—	—	—	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	9,234	—	15,156	18,468	18,468	—	—
Nonqualified Deferred Compensation	—	—	—	—	—	—	—	—	—
Total Value	56,250	18,750	346,734	—	71,406	74,718	729,551	—	—

Gregory W. Feldmann Subsidiary Bank President and CEO
Base Salary	56,250	18,750	337,500	—	56,250	56,250	672,750	—	—
Annual Incentive	—	—	—	—	—	—	—	—	—
Early Vesting of Stock Options (1)	—	—	—	—	—	—	—	—	—
Welfare Benefit Continuation	—	—	9,234	—	15,156	18,468	18,468	—	—
Nonqualified Deferred Compensation	—	—	—	—	—	—	—	—	—
Total Value	56,250	18,750	346,734	—	71,406	74,718	691,218	—	—

(1)

At December 31, 2008, the exercise price of all unvested stock options was below the market price of StellarOne common stock. Although the vesting of stock options would be accelerated in several of the termination scenarios depicted above, as of December 31, 2008, there would have been no economic benefit to the Named Executive Officers.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2008 with respect to certain compensation plans under which StellarOne equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Equity compensation plans approved by shareholders (1)	614,198	$18.58	606,956
Equity compensation plans not approved by shareholders	0	0	0
Total	614,198	$18.58	606,956

(1)	Includes options outstanding under the StellarOne Corporation Stock Incentive Plan and FNB Corporation Incentive Stock Plan.

PROPOSAL III: Advisory (Non-Binding) Vote to Approve Executive Compensation

The recently enacted American Recovery and Reinvestment Act of 2009 includes a provision requiring Capital Purchase Program participants like StellarOne, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate and non-binding shareholder vote to approve executive compensation as disclosed pursuant to the compensation disclosure rules of the SEC. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse StellarOne’s executive pay program. Accordingly, shareholders of StellarOne are being asked to approve the following resolution:

RESOLVED, that the shareholders of StellarOne Corporation approve the executive officer compensation described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of Named Executive Officers (together with the accompanying narrative disclosure) in this proxy statement.

As provided in the ARRA, this is an advisory vote only. Approval of the proposed resolution requires the affirmative vote of a majority of the shares present at the annual meeting and entitled to vote.

The Board of Directors believes that StellarOne’s compensation policies and procedures are strongly aligned with the long-term interests of its shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

APPROVAL OF EXECUTIVE COMPENSATION IN THIS PROXY STATEMENT.

Principal Accountant Fees and Services

Audit and Non-Audit Fees

The following table presents fees billed, and expected to be billed, for professional audit services rendered by Grant Thornton LLP for the audit of annual financial statements for StellarOne Corporation and subsidiaries for the years ended December 31, 2008 and 2007. All such audit and non-audit services were pre-approved by the Audit and Compliance Committee, which concluded that the provision of such services by Grant Thornton LLP was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions.

	2008	2007
Audit Fees (1)	$408,003	$287,134
Audit-Related Fees (2)	22,341	29,358
Tax Services (3)	27,000	26,531
All Other Fees (4)	25,450	16,238

(1)

Audit fees consist of fees for professional services rendered for the audit of StellarOne’s consolidated financial statements and review of financial statements included in StellarOne’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)

Audit-related fees related to the performance of audits and attest services not required by statute or regulations, audits of StellarOne’s benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of the financial statements, and accounting consultations regarding the application of generally accepted accounting principles to proposed transactions.

(3)	Tax services fees consist of the fees billed for professional services rendered by Grant Thornton LLP for tax compliance, tax advice, and tax planning.
(4)	All other fees consist of fees billed for services rendered by Grant Thornton LLP for general consulting services and obtaining updated opinion consents for SEC filings.

Audit and Compliance Committee Pre-Approval Policy

The Audit and Compliance Committee is responsible for the appointment, compensation and oversight of the work performed by StellarOne’s independent registered public accountants. The Audit and Compliance Committee or a designated member of the committee must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accountants in order to ensure that the provisions of such services does not impair the independent registered public accountant’s independence. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit and Compliance Committee at its next scheduled meeting. The Audit and Compliance Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accountants to management.

Audit and Compliance Committee Report

The Audit and Compliance Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of StellarOne’s financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the internal audit function and independent auditors, and risk assessment and risk management. The committee manages StellarOne’s relationship with its independent registered public accountants (who report directly to the Audit and Compliance Committee). The committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the committee deems necessary to carry out its duties and receive appropriate funding, as determined by the committee, from StellarOne for such advice and assistance. All members of the Audit and Compliance Committee satisfy the independence and financial literacy requirements for audit committee membership of the NASDAQ Stock Market. In addition, at least one member of the Audit and Compliance Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication.

StellarOne’s management has primary responsibility for the financial reporting process and for preparing the financial statements. Grant Thornton LLP, StellarOne’s independent registered public accounting firm, is responsible for expressing an opinion on the conformity of StellarOne’s audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities for 2008, the Audit and Compliance Committee hereby reports as follows:

1.	The committee has reviewed and discussed the audited financial statements with StellarOne’s management.

2.	The committee has discussed with the independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380), as modified or supplemented.

3.	The committee has received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee”) and has discussed with the independent registered public accountants the independent registered public accountants’ independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Compliance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in StellarOne Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit and Compliance Committee have submitted this Report to the Board of Directors.

Gregory L. Fisher, Chair Jan S. Hoover, Vice Chair F. Courtney Hoge P. William Moore, Jr.

Other Matters

Management knows of no other business to be brought before the Annual Meeting. Should any other business be properly presented for action at the meeting, the shares represented by the enclosed proxy will be voted by the persons named therein in accordance with their best judgment and in the best interests of StellarOne.

Annual Reports to Shareholders

A copy of the Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC but excluding exhibits, is provided with this proxy statement. Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by writing Investor Relations at StellarOne Corporation, 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911.

Shareholders may also access a copy of the Form 10-K including exhibits on the SEC website at http://www.sec.gov or on StellarOne’s website at http://www.StellarOne.com under “Investor Relations,” “SEC Filings & Other Documents.”

The 2010 Annual Meeting of Shareholders

If any shareholder intends to propose a matter for consideration at StellarOne’s 2010 annual meeting (other than a director nomination), notice of the proposal must be received in writing by the Secretary by November 23, 2009. If any shareholder intends to present a proposal to be considered for inclusion in StellarOne’s proxy materials in connection with the 2010 Annual Meeting, the proposal must be in proper form and must be received by the Secretary of StellarOne Corporation at 590 Peter Jefferson Parkway, Suite 250, Charlottesville, Virginia 22911 on or before November 23, 2009. In addition, the proxy solicited by the Board of Directors for the 2010 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if StellarOne has not received notice of such proposal by November 23, 2009, in writing delivered to the StellarOne’s Secretary.

Revocable Proxy

STELLARONE CORPORATION

Annual Meeting of Shareholders

April 28, 2009

10:00 a.m. Local Time

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Beverley E. Dalton and Steven D. Irvin, jointly and severally, as proxies, with full power to act alone and with full power of substitution, to represent the undersigned and to vote all shares of the Corporation standing in the name of the undersigned as of the close of business on March 13, 2009 at the annual meeting of shareholders to be held at 10:00 a.m. on Tuesday, April 28, 2009 at the Doubletree Hotel, 990 Hilton Heights Road, Charlottesville, Virginia, or any adjournments thereof, on each of the specified proposals.

This proxy when properly executed will be voted as directed or, if no direction is made, will be voted FOR the election of all director nominees, FOR the increase in the number of authorized shares of common stock, and FOR approval of executive compensation as reported in the proxy statement and, in the discretion of the proxy agents, on any other matter that properly comes before the meeting.

Please complete, date, sign, and mail this instruction card promptly in the enclosed postage-paid envelope or provide your instructions to vote via the Internet or by telephone.

(Continued, and to be marked, dated, and signed, on the other side)

STELLARONE CORPORATION

Annual Meeting of Shareholders

April 28, 2009

10:00 a.m. Local Time

YOUR VOTE IS IMPORTANT

Proxy materials are available online at:

http://www.StellarOne.com (Investor Relations/SEC Filings & Other Documents)

You can vote in one of three ways:

1.	Call toll-free 1-866-358-4697 on a touch-tone phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/stel and follow the instructions.

or

3.	Mark, sign, and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

Revocable Proxy

STELLARONE CORPORATION

Annual Meeting of Shareholders

April 28, 2009

10:00 a.m. Local Time

☒ Please mark your vote as indicated in this example.

1. Election of four (4) Class II directors to serve until the 2012 annual meeting of shareholders, in each case until their successors are duly elected and qualified, as instructed below.

Nominees:	For ☐	Withhold All ☐	For All Except ☐

(01) Beverley E. Dalton
(02) Steven D. Irvin
(03) H. Wayne Parrish
(04) Charles W. Steger

Instruction: To withhold authority to vote for any nominee(s), mark “For All Except” and write nominee(s’) name(s) or number(s) in the space provided below.

2. Approval of the amendment to the articles of incorporation to increase the number of authorized shares of common stock to
35,000,000.	For ☐	Against ☐	Abstain ☐

3. Approval, in an advisory (non-binding) vote, of the executive compensation disclosed in the proxy
statement.	For ☐	Against ☐	Abstain ☐

4.      Transaction of such other business as may properly come before the annual meeting of shareholders or any adjournment thereof. The Board of Directors presently knows of no other business to be presented at the annual meeting of shareholders.

The Board of Directors recommends a vote “FOR” proposals 1, 2, and 3.

Signature	Dated:	, 2009

Note: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy, if properly executed and delivered, will revoke all previous proxies.

☐	Mark here if you plan to attend the meeting.

☐	Mark here for address change and provide new address.

* * * IF YOU WISH TO PROVIDE YOUR VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW * * *

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:

1.	By mail or

2.	By telephone (using a touch-tone phone) or

3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m. Eastern Time, April 28, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone

Call toll-free 1-866-358-4697 on a touch-tone phone anytime prior to 3:00 a.m. Eastern Time, April 28, 2009.

Vote by Internet

Anytime prior to 3:00 a.m. Eastern Time, April 28, 2009

https://www.proxyvotenow.com/stel

On-Line Proxy Materials

http://www.StellarOne.com (Investor Relations/SEC Filings & Other Documents)

Please note that the last vote received, whether by telephone, Internet or mail, will be the vote counted.

Your vote is important!